UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 7, 2006

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146
One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices) (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
          On November 7, 2006, The Greenbrier Companies, Inc. (the “Company”) and its subsidiary, Gunderson Rail Services LLC (“Gunderson”), completed the previously announced acquisition of all of the outstanding shares of Meridian Rail Holdings Corp., a Delaware corporation (“Meridian”), from the shareholders of Meridian, including Olympus Growth Fund IV, L.P., which is acting as the seller representative on behalf of the other sellers parties thereto. The purchase price was $227,500,000 cash plus working capital adjustments. The purchase price for the shares of Meridian was negotiated among the principals of Olympus and the Company. No specific formula or principle was followed in determining the amount of such consideration.
          Gunderson and Meridian previously operated under an agreement entered into in 1999 to provide certain parts and services to a mutual customer.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
          On November 7, 2006, the Company and its wholly-owned subsidiary, TrentonWorks Limited, a Nova Scotia Company, entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, TrentonWorks Limited, Bank of America, N.A. as U.S. Administrative Agent, Bank of America, N.A. through its Canada branch as Canadian Administrative Agent, and the other lenders party thereto. The Credit Agreement provides for a secured $300 million revolving credit facility with a term of five years, consisting of a US$290 million five-year revolving credit facility for the Company and a US$10 million five-year revolving credit facility for TrentonWorks Limited. Advances bear interest at rates that depend on the type of borrowing and the ratio of debt to total capitalization, as defined. The credit facility amends and replaces the credit facilities previously in place for TrentonWorks Limited and the Company. The Company used a portion of the credit facility to pay a portion of the purchase price for the acquisition of Meridian Rail Holdings Corp. and intends to use the remaining credit facility for working capital and general corporate purposes including other potential acquisitions.
          In connection with the Credit Agreement, all material U.S. subsidiaries of the Company named therein entered into security agreements under which the subsidiaries guaranteed the obligations of the Company under the Credit Agreement and granted the lenders security interests in the collateral securing their obligations under the Credit Agreement and related guarantees. The Company also guaranteed the obligations of TrentonWorks Limited under the credit facility.
          Advances under the credit facility are limited by a borrowing base formula consisting of a percentage of eligible assets. The U.S. Borrowing Base is comprised of domestic assets including inventory, receivables, leasing assets and property, plant and equipment. The Canadian Borrowing Base is comprised of Canadian assets, and any domestic assets which are not required under the U.S. Borrowing Base, including inventory, receivables, leasing assets and property, plant and equipment.
          The Credit Agreement contains affirmative and negative covenants customary for such financings, including limitations on, among other things, the Company paying cash dividends, repurchasing its common stock except under certain circumstances and entering into certain transactions without the lenders’ prior consent. In addition, the Credit Agreement contains financial covenants, including interest coverage ratio and debt to capitalization ratio covenants.
          The Credit Agreement contains events of default, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; cross acceleration and cross default; change of control; bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and materiality concepts.
          The information set forth in this Item 2.03 will not be deemed an admission as to the materiality of any information set forth herein. The foregoing description of the Credit Agreement is a general description only and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired.
          The financial statements and additional information required pursuant to Item 9.01(a) of Form 8-K will be filed by amendment to this report on Form 8-K within 71 calendar days after the date on which this report on Form 8-K must be filed.
     (b) Pro Forma Financial Information
          The pro forma financial information required pursuant to Item 9.01(b) of Form 8-K will be filed by amendment to this report on Form 8-K within 71 calendar days after the date on which this report on Form 8-K must be filed.
     (d) Exhibits:

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement dated November 7, 2006 among the Company, TrentonWorks Limited, a Nova Scotia company, Bank of America, N.A. as U.S. Administrative Agent, Bank of America, N.A. through its Canada branch as Canadian Administrative Agent, U.S. Bank National Association as Documentation Agent, Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, and the other lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: November 13, 2006	By:	/s/ Joseph K. Wilsted
Joseph K. Wilsted
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)